Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements of The E.W. Scripps Company and subsidiaries of our reports dated March 5, 2010 relating to the consolidated financial statements and financial statement schedule of The E.W. Scripps Company and subsidiaries, and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of The E.W. Scripps Company for the year ended December 31, 2009:

Form S-8:	Form S-3:
333-27621	333-36641
333-89824	333-1003909
333-125302
333-27623
333-40767
333-120185
333-151963
/s/ Deloitte & Touche LLP
Cincinnati, Ohio
March 5, 2010